EXHIBIT 21.1

Subsidiaries of Digital River, Inc.

State or Jurisdiction
Subsidiaries	of Incorporation

BlueHornet Networks, Inc.	California
CCNow, Inc.	Minnesota
CustomCD, Inc.	Delaware
Digital River do Brasil Servicos Administrativos Limitada	Brazil
Digital River Trading (Shanghai) Co., Ltd	China
Digital River (Cyprus) Limited	Cyprus
Digital River E-Business Services, Inc.	Delaware
Digital River GmbH	Germany
Digital River Holding GmbH	Germany
Digital River International S.a.r.l	Luxembourg
Digital River Ireland Limited	Ireland
Digital River Japan K.K	Japan
Digital River Korea YH	Korea
Digital River Marketing Solutions, Inc.	Delaware
Digital River Taiwan	Taiwan
Digital River Mexico, S de R.L. de C.V.	Mexico
Digital River Technology Limited	Ireland
Digital River UK Limited	United Kingdom
DR APAC, Inc.	Minnesota
DR Express, Inc.	Delaware
DR E-Subscription Services, Inc.	Delaware
DR globalDirect, Inc.	Delaware
DR globalTech, Inc.	Delaware
element 5, Inc.	Delaware
NetGiro Payments AB	Sweden
NetGiro Services AB	Sweden
NetGiro Systems AB	Sweden
RegSoft, Inc.	Georgia
ShareIt!, Inc.	Pennsylvania